UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: April 14, 2015

(Date of Earliest Event Reported)

Guidance Software, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-33197	95-4661210
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1055 E. Colorado Boulevard, Pasadena, CA 91106-2375		91106-2375
(Address of Principal Executive Offices)		(Zip Code)

(626) 229-9191

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 5.02 Departure of Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Company issued a press release on April 14, 2015 announcing the appointment of Patrick Dennis as the Company’s President and Chief Executive Officer and that the Company’s Interim Chief Executive Officer and Chief Financial Officer, Barry Plaga, will continue in his role as the Company’s Chief Financial Officer, effective May 1, 2015.

Before joining Guidance Software, Mr. Dennis, age 37, was a Senior Vice President and Chief Operating Officer at EMC Corporation. During his 12 years at EMC Mr. Dennis held executive roles in sales, services and engineering. Most recently, Mr. Dennis was responsible for EMC’s Cloud strategy and operations. Previously, Mr. Dennis was the Group Vice President of North American Storage Sales for Oracle Corporation, where his responsibilities included the strategy, leadership and development of the North American commercial business.

In connection with his appointment as President and Chief Executive Officer, Mr. Dennis will receive an annual salary of $450,000. His target annual bonus shall be 100% of his annual base salary, which will be prorated for purposes of 2015 compensation. In addition, subject to the approval of the Board, on the first trading day following his start date with the Company, Mr. Dennis will be eligible to receive initial equity awards with a target grant value of $1,500,000 in the aggregate, comprised of (i) nonqualified stock options with a target value equal to $750,000 and (ii) time-vested restricted stock with a target value equal to $750,000. The initial equity awards granted to Mr. Dennis shall vest as to 25% of the shares of the first anniversary of the grant date, and annually through the fourth anniversary of the grant date, subject to the continuous employment of Mr. Dennis during each vesting date. The Company also awarded Mr. Dennis certain relocation expense reimbursements that shall not exceed $150,000.

In addition to the compensation offered to Mr. Dennis, he was offered certain severance benefits, subject to his execution of a release of claims form reasonably acceptable to the Company. If his employment is terminated by the Company without Cause or by Mr. Dennis for Good Reason prior to a Change in Control of the Company or after eighteen months immediately following a Change in Control of the Company, he shall be entitled to receive a lump sum severance payment equal to 1x his annual base salary in effect immediately prior to termination. If his employment with the Company is terminated by the Company without Cause or by Mr. Dennis on or within eighteen (18) months following a Change in Control of the Company, he will be entitled to receive the following severance benefits: (i) lump sum severance payment equal to 1.5x the sum of (A) his annual base salary in effect immediately prior to the termination date (or, if higher, the rate in effect at the consummation of the Change in Control) and, (B) his then-current annual cash bonus target amount; (ii) his then-current annual target bonus amount, prorated to reflect the number of months that he was employed by the Company during the fiscal year prior to the date of his termination of employment; (iii) up to twelve (12) months of payment or reimbursement of COBRA premiums necessary to continue medical, dental and vision benefits coverage, subject to his election to continue such benefits under COBRA, and (iv) 100% accelerated vesting of all outstanding time-vested equity awards granted and held by him on the termination date of this employment.

A copy of Mr. Dennis’ Offer Letter is attached hereto as Exhibit 99.2 and a copy of his at-will employment agreement reflecting these terms is attached hereto as Exhibit 99.3.

Item 7.01 Regulation FD Disclosure.

On April 14, 2015, the Company issued a press release announcing the information contained in Item 5.02 of this report. The text of the press release is attached hereto as Exhibit 99.1, is furnished pursuant to Item 7.01 and shall not be deemed “filed” for any purpose, including for the purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that Section. The information in this Item 7.01 of this Current Report on Form 8-K shall not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act regardless of any general incorporation language in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

•	Exhibit 99.1	Press Release of Guidance Software, Inc., dated April 14, 2015

•	Exhibit 99.2	Offer Letter, dated April 14, 2015, between the Company and Patrick Dennis

•	Exhibit 99.3	At Will Employment Agreement, dated April 14, 2015, between the Company and Patrick Dennis

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Guidance Software, Inc.

Date: April 15, 2015	By:	/s/ Mark E. Harrington
	Name:	Mark E. Harrington
	Title:	SVP, General Counsel and Corporate Secretary